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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


CRANDON CAPITAL PARTNERS,         :
a Florida Partnership,            :
Individually And On               :
Behalf of All Others              :
Similarly Situated,               :
                                  :
          Plaintiff,              :
                                  :
         v.                       :  Civil Action No. 14538
                                  :
ROBERT G. BOWMAN, FRANK A.        :
ROSENBERRY, JAMES M.              :
HARRISON, WILLARD J.              :
OVERLOCK, JOANNA BRADSHAW         :
RICHARD E. CHENEY, RUDOLPH        :
EBERSTADT, JR., ROBERT            :
GARRETT, BARBARA M. HENEGAN,      :
JOHN G. RUSSELL, ROBERT J.        :
SIMON, and C.R. GIBSON CO.,       :
                                  :
          Defendants.             :


                          MEMORANDUM OF UNDERSTANDING


                 WHEREAS, plaintiff in the above-referenced stockholder class action (the "Action") has challenged the proposed acquisition (the "Acquisition) of The C.R. Gibson Company ("C.R. Gibson") by Thomas Nelson, Inc. ("Nelson") pursuant to a Tender Offer and Merger Agreement dated September 13, 1995 (the "Merger Agreement"); and

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                 WHEREAS, as a result of plaintiff's initiation and prosecution of the Action, pursuant to the agreed modifications to the Merger Agreement and additional disclosures referred to below, C.R. Gibson's common stockholders will receive the benefits of this agreement;

NOW, THEREFORE,

                 IT IS HEREBY AGREED, subject to the approval of the executive committee of the C.R. Gibson board of directors, between and among the parties hereto, that the following sets forth the terms of their proposed agreement to settle this matter:

                 1. The Merger Agreement shall be modified so that the termination fee and Acquiror's Expenses to be paid under certain circumstances described in Section 9.3 of the Merger Agreement shall be reduced from $3.0 million to $2.75 million and from $500,000 to $0, respectively.

                 2. C.R. Gibson's 14D-9 will be supplemented, after consultation with plaintiff's counsel, to (a) describe Nelson's January 1994 proposed combination with C.R. Gibson and the reasons for C.R. Gibson's rejection of the proposal; (b) clarify that the circumstances under which the termination fee would be payable to Nelson does not include the mere failure of the stockholders to




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tender the minimum amount under the Merger Agreement, absent a competing offer within one year of the termination of the Offer; and (c) clarify that C.R. Gibson's obligations under Section 6.3(a) of the Merger Agreement to keep Nelson informed of the status of any discussions or negotiations with another bidder includes an obligation to inform Nelson of all significant terms of the other offer, but does not require C.R. Gibson to provide Nelson with step-by-step details of the discussions, including the bidding processes.

                 3. The date that the tender offer shall close will be extended to a date no earlier than October 30, 1995 to permit adequate dissemination of the news of the changes contemplated by this Memorandum of Understanding.

                 4. Plaintiff may conduct such reasonable additional discovery as the parties agree is appropriate and necessary to confirm the fairness and reasonableness of the terms of this proposed settlement.

                 5. C.R. Gibson shall bear all administrative costs associated with implementing this settlement, including the cost of notifying the members of the Class.

                 6. Subject to approval of the Court of Chancery, within five business days after approval of the settlement of the Action, resolution of any appeal there-





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from and final resolution of any collateral attack on the settlement, C.R.
Gibson shall pay plaintiffs' counsel fees and expenses in an amount not to exceed $135,000, plus interest at the prime rate as reported by the Wall Street Journal beginning to accrue on the date the Court of Chancery enters its judgment approving the settlement. A collateral attack upon the Acquisition or the settlement shall not preclude this settlement from becoming final by operation of Delaware law.

                 7. A Stipulation of Settlement of the Action (the "Stipulation") will be prepared, executed and submitted to the Court of Chancery for approval at the earliest practicable time. The Stipulation will expressly provide, among other things, that: (a) the defendants have denied, and continue to deny, that they have committed any violation of law or engaged in any of the wrongful acts alleged in the complaint; (b) the defendants are entering into the Stipulation because the proposed settlement would eliminate the burden and expense of further litigation; and (c) plaintiff's counsel, having made a thorough investigation of the facts, believe that the proposed settlement is fair, reasonable and adequate and in the best interests of plaintiff and the proposed class. The Stipulation will further provide for, among





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other things, (a) appropriate certification of a class consisting of all persons or entities who held stock, either of record or beneficially, of C.R. Gibson (other than the defendants and their affiliates) at any time from January 1, 1994 through the consum- mation of the Offer, as amended, including the legal representatives, heirs, executors, administrators, transferees, successors and assigns of such persons or entities; and (b) the entry of a judgment and delivery of releases in appropriate forms, dismissing the Action with prejudice and barring and releasing any known or unknown claims (including any claims for violation of federal, state or common law) that have been or might have been brought in any court or forum by any member of the proposed class against any person or entity, including class, derivative, individual and all other claims, relating to any matter that was discussed in or could have been asserted in the complaint or was discussed in the Offer to Purchase, as amended.

                 8. This Memorandum of Understanding and the proposed settlement described herein shall be contingent upon execution of an appropriate and satisfactory Stipulation and related documents and the approval of the Court of Chancery. Should a Stipulation not be executed





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or not be approved by the Court, or should the Offer not be consummated in accordance with the modified terms described herein, the proposed settlement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to this litigation. In the event the contingencies set forth herein are not satisfied, neither the existence of this Memorandum of Understanding nor its contents shall be admissible in evidence or shall be referred to for any purpose in this litigation or in any other litigation or proceeding.

                 9. This Memorandum of Understanding and the proposed settlement described herein shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                 10. This Memorandum of Understanding may be modified or amended only by a writing signed by all of the signatories hereto.

                 11. The plaintiff and its counsel represent and warrant that none of plaintiff's claims or causes of action referred to in any complaint or in the complaint in the Action or this Memorandum of Understanding have been assigned, encumbered or in any manner transferred in whole or in part.





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                 12.      Except as otherwise provided herein, this Memorandum
of Understanding shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

                 13. By signing this Memorandum of Understanding, plaintiff's counsel represent and warrant that the named plaintiff is a stockholder of C.R. Gibson.

                 14.      The parties to this Memorandum of Understanding agree
(a) to use their best efforts to achieve the dismissal of the Action in accordance with the terms of this Memorandum of Understanding, (b) to cause the timely occurrence of all events, transactions, or other circumstances described herein, and (c) in the event of the filing of any collateral attack on this settlement or on the Acquisition, the defendants agree to use their best efforts to have such attack promptly dismissed based upon, among other things, this settlement.





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                 15.      This Memorandum of Understanding may be signed in
counterparts.

DATED:  October 16, 1995



                                              /s/ KEVIN GROSS
                                              ----------------------------
                                              Kevin Gross
                                              ROSENTHAL, MONHAIT, GROSS &
OF COUNSEL:                                     GODDESS, P.A.
                                              First Federal Plaza
WECHSLER HARWOOD                              Suite 214
HALEBIAN & FEFFER LLP                         P.O. Box 1070
805 Third Avenue                              Wilmington, DE  19899-1070
New York, NY  10022                           (302) 656-4433
(212) 935-7400                                Attorneys for plaintiff





                                              /s/ CATHY J. TESTA
                                              ----------------------------
                                              Edward P. Welch
                                              Cathy J. Testa
                                              SKADDEN, ARPS, SLATE, MEAGHER
                                                & FLOM
                                              One Rodney Square
                                              P.O. Box 636
                                              Wilmington, DE  19899
                                              (302) 651-3000
                                              Attorneys for Defendants





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